Exhibit (i)

ATLANTA | CHICAGO | CINCINNATI | CLEVELAND COLUMBUS | DAYTON | LOS ANGELES | MINNEAPOLIS NEW YORK | SILICON VALLEY | WASHINGTON, D.C.

September 14, 2026

VegaShares ETF Trust

c/o U.S. Bancorp Fund Services, LLC

777 E. Wisconsin Ave.

Milwaukee, WI 53202

Dear Board Members:

This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 11 to the Registration Statement, File Nos. 333-287738 and 811-24094 (the “Registration Statement”), of VegaShares ETF Trust (the “Trust”).

We have examined a copy of the Trust’s Amended Agreement and Declaration of Trust, the Trust’s By-laws, the Trust’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after Post-Effective Amendment No. 11 is effective for purposes of applicable federal and state securities laws, the shares of each fund listed on Exhibit A (the “Funds”), if issued in accordance with the then current Prospectus and Statement of Additional Information of the applicable Fund, will be legally issued, fully paid and non-assessable.

The opinions expressed herein are limited to matters of Delaware statutory trust law and United States Federal law as such laws exist today; we express no opinion as to the effect of any applicable law of any other jurisdiction. We assume no obligation to update or supplement our opinion to reflect any facts or circumstances that may hereafter come to our attention, or changes in law that may hereafter occur.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to, and consent to all references to us in Post-Effective Amendment No. 11 to the Registration Statement. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Trust and its shareholders and may not be relied upon by any other person or organization without our prior written approval.

Very Truly Yours,

/s/ Thompson Hine LLP
Thompson Hine LLP

EXHIBIT A

1.       VegaShares Buy Now, Pay Later ETF

2.       VegaShares SPX NDX RTY Premium Income ETF

3.       VegaShares US Equity Autocallable Income ETF

4.       VegaShares Fixed Rate Callable Bond ETF

5.       VegaShares US Equity Autocallable Conservative Income ETF